Exhibit 4.22

Dated: 1st Feb, 2013

WING SHING PRODUCTS COMPANY LIMITED

TO

GLOBAL OPTICS LIMITED

TENANCY AGREEMENT

12/F., KIN TECH INDUSTRIAL BUILDING, 26 WONG CHUK HANG ROAD. ABERDEEN HONG KONG

AN AGREEMENT made this 1st February, 2013

Parties	BETWEEN the parties more particularly described and set out in the First Schedule hereto.

WHEREBY IT IS AGREED as follows:-

Premises Term Rent payment	1. The Landlord shall let and the Tenant shall take ALL THAT the premises more particularly described and set out in the Second Schedule hereto (hereinafter referred to as “the said premises”) TOGETHER with use in common with the Landlord and all others having the like right of the entrances, staircases, passages and lavatories (if any) in the building of which the said premises form part (hereinafter called “the said building”) in so far as the same is necessary for the proper use and enjoyment of the said premises for the term and at the rent more particularly described and set out in the Third Schedule hereto.

Agreement by Tenants	2. The Tenant to the intent that the obligations hereunder shall continue throughout the said term of tenancy hereby agrees with the Landlord as follows:-

To pay rent	(a) To pay the said rent on the days and in manner hereinbefore provided for payment thereof.

To keep interior etc. in repair

(b)     To keep all the interior of the said premises including the flooring and interior plaster or other finishes or rendering to walls, floors and ceilings and the Landlord’s fixtures, fittings and furnishings therein including (without limitation) all doors, windows, electrical installations and wiring, light fittings, fire fighting apparatus and all waste, drain, water and other pipes and sanitary apparatus and fittings therein in good, clean tenantable repair and condition and properly preserved and so to maintain the same at the expense of the Tenant and to deliver up the same to the Landlord at the expiration or sooner determination of the term in like condition fair wear and tear excepted.

Removal of Rubbish and Debris

(c)     To remove at the Tenant’s expense from the said premises all rubbish or debris upon delivery of vacant possession to the Landlord at the expiration or sooner termination of the tenancy including but not limited to (1) the removal of all the decoration and addition to the frontage of the said premises including signboard, sign, advertising and publicity matter and other device whether in form of electrical installation or not; (2) the removal of all decoration and addition in the interior of the said premises including wall panelling, wall paper, nail and metal fastenings, air-conditioner, ducting, brackets and vents attached to the walls, ceilings, floors, supporting columns, beams and girders and the internal partitioning, electrical fittings and suspended ceilings and in the event of the Tenant’s failure so to do they shall be done by the Landlord at the Tenant’s expense.

To be responsible for loss or damage caused by Interior Defects

(d)    To be wholly responsible for any loss, damage or injury caused to any person whomsoever directly or indirectly through the defective or damaged condition of any part of the interior of the said premises and to make good the same by payment or otherwise and to indemnify the Landlord against all actions, proceedings, claims and demands made upon the Landlord in respect of any such loss, damage or injury and all costs and expenses incidental thereto.

To permit Landlord to enter and view

(e)     To permit the Landlord and all persons authorised by him at all reasonable times to enter and view the state of the said premises, to take inventories of the fixtures and fitting therein, to carry out any work or repairs which require to be done and, during the last three months of the said term, to show the said premises to prospective tenants or purchasers.

To execute repairs on receipt of notice

(f)      On receipt of any notices from the Landlord or his authorised representatives specifying any works or repairs which require to be done and which are the responsibility of the Tenant hereunder forthwith to put in hand and execute the same with all possible despatch and without any delay.

Not to erect install or alter partitioning, fixtures, etc.	(g) Not without the previous written consent of the Landlord to take down, alter, change or modify any fixtures, partitioning or other erection or without Landlord consent

          installation in the said premises or any part thereof, including without prejudice to the foregoing generality all the fittings and fixtures specified in the Fourth Schedule hereto, nor to install or erect any fixtures, partitioning or other erection therein. In the event that the Tenant desires to make any alteration to the interior of the said premises then the Tenant must first submit detailed plans and drawings to the Landlord showing the proposed alterations and the Landlord shall then have full and final discretion to consent or to withhold consent to the proposed alterations and if consent is granted it may be granted subject to such conditions as the Landlord may impose.

Not to cut injure maim walls etc.

(h)     Not to cut maim or injure or permit or suffer to be cut maimed or injured any doors, windows, walls, beams structural members or any part of the fabric of the said premises nor any of the plumbing or sanitary apparatus or installations included therein.

Not to assign or underlet etc. without consent of Landlord

(i)      Not to assign underlet or otherwise part with the possession of the premises or any part thereof in any way whether by way of sub-letting lending sharing or other means whereby any person or persons not a party to this Agreement obtains the use or possession of the premises or any part thereof irrespective of whether any rental or other consideration is given for such use or possession and in the event of any such transfer sub-letting sharing assignment or parting with the possession of the premises (whether for monetary consideration or not) this Agreement shall absolutely determine and the Tenant shall forthwith vacate the premises on notice to that effect from the Landlord. The tenancy shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing, the following acts and events, shall, unless previously approved in writing by the Landlord be deemed to be breaches of this sub-clause : -

(i) the taking in by the tenant of one or more partners or new partners in his business on the said premises whether on the death or retirement of an existing partner or otherwise.

(ii)     the giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use, possess, occupy or enjoy the said premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

(iii) the change of the Tenant’s business name during the term of the tenancy without the previous written consent of the Landlord.

Not to produce music or noise audible outside

(j)      Not to produce or permit or suffer to be produced any music, noise (including sound produced by broadcasting or any apparatus or equipment capable of producing reproducing receiving or recording sound) so as to be a nuisance or annoyance to occupiers of other premises in the said building or in the neighbourhood.

Not to permit any nuisance or annoyance

(k)     Not to do or permit or suffer to be done any act or thing which may be or become a nuisance or annoyance to the Landlord or to the tenants or occupiers of other premises in the said building or in any adjoining or neighbouring building.

Not to breach Crown Lease terms or cause Insurance to be avoided or premium increased

(l)      Not to do or permit or suffer to be done any act, deed, matter or thing whatsoever which amounts to a breach of any of the terms and conditions under which the said building is held from the Crown or whereby any insurance of the said building against loss or damage by fire and/or claims by third parties for the time being in force may be rendered void or voidable or whereby the premium thereon may be increased Provided That if as the result of any act, deed, matter or thing done permitted or suffered by the Tenant, the premium on any such insurance shall be increased, the Landlord shall be entitled at his option either to terminate this Agreement or to continue the same upon payment by the Tenant of the increased premium and upon such other terms and conditions as the Landlord may, at his discretion think fit to impose.

Not to keep arms or combustible or hazardous goods on premises

(m)    Not to use the said premises for the storage of goods or merchandise other than consistent with the nature of the Tenant’s business and not to keep or store or permit or suffer to be kept or stored on or in the said premises any arms ammunition gunpowder saltpetre or kerosene or other explosive or combustible hazardous goods.

Not to permit illegal or immoral use	(n) Not to use or permit or suffer the said premises to be used for any illegal or immoral purpose.

Not to display signs

(o)     Not to affix or display or permit or suffer to be affixed or displayed within or outside the said premises any signboard, sign decoration or other device whether illuminated or not which may be visible from outside the said premises without the written consent of the Landlord first had and obtained which consent shall not be unreasonably withheld.

Not to encumber or obstruct	(p) Not to encumber or obstruct or permit to be encumbered or obstructed with any boxes, packaging or obstruction of any passages and common areas

          kind or nature any of the entrances, staircases, landings, passages, lifts (if any) lobbies or other parts of the said building in common use and not to leave rubbish or any article or thing in any part of the said building not in the exclusive occupation of the Tenant.

To Comply with Ordinances etc.

(q)     To obey and comply with and to indemnify the Landlord against the breach of all ordinances, regulations, bye-laws, rules and requirements of any Governmental or other competent authority relating to the use and occupation of the said premises or any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employee, agent or licensee of the Tenant.

To observe Deed of Mutual Covenant

(r)      To obey observe and comply with and perform all the negative or restrictive covenants terms and provisions in the Deed of Mutual Covenant and Management Agreement (if any) relating to the said building so far as they relate to the said premises and to indemnify the Landlord against the breach non-observance or non-performance thereof.

Drainage

(s)     To maintain and keep in good proper and workable condition of drainage leading to the public sewer within the said premises during the term of tenancy and to indemnify the Landlord against all actions, proceedings, claims, and demands made upon the Landlord in respect of any such breach resulting in statutory action taken by the authority concerned under the Building Ordinance owing to the Tenant’s failure to take prompt action or precautionary steps to prevent the occurrence of such malfunction.

To pay cost of clearing drains etc.

(t)      To pay to the Landlord on demand all costs incurred by the Landlord in cleansing or clearing any of the drains, pipes or sanitary or plumbing apparatus choked or stopped up owing to the careless of improper use or neglect by the Tenant or any employee, agent or licensee of the Tenant and to indemnity the Landlord against any cost, claim or damage caused thereby or arising therefrom.

To pay rates	(u) To be responsible for the payment of all of rates now or hereafter to be assessed, imposed or charged by the Rating and Valuation Department or other Government

          Authorities on the Ground Floor of the said building. The rates shall be settled by the Landlord on behalf of the Tenant who shall reimburse the Landlord forthwith the full amount of rates upon being served a copy of the Rates Demand Note for the relevant period by the Landlord.

To pay taxes etc.

(v)     To pay and discharge all taxes, assessments duties, charges impositions and outgoings of an annual or recurring nature now or hereafter to be assessed, imposed or charged by the Government of Hong Kong or other lawful authority upon the said premises or upon the owner or occupier thereof (Property tax and Crown Rent only excepted).

To pay maintenance gas, water electricity

(w)    To pay and discharge all of service management and maintenance charges charged on the Ground Floor of the said building pursuant to or by virtue of the said Deed of Mutual Covenant and Management Agreement (if any) and all charges for gas, water and electricity consumed on or in the said premises which are operated from the Tenant’s own metered supply

To deliver copies of receipts rates, property tax, electricity

(x)     To deliver to the Landlord on request all Government or public utility, demand notice, including demand notices for water rates, property tax, water and electricity charges, received during the term of this Tenancy Agreement and receipts for the payment thereof.

To protect interior from approaching typhoon	(y) To take all precautions to protect the interior of the premises against damage by storm or typhoon or the like.

User	(z) To use the said premises for factory purpose only.

(aa)   Not without the Landlord’s prior permission in writing to permit any person to remain in the said premises overnight. Such permission shall only be given to enable the Tenant to post watchmen to look after the contents of the said premises which shall not be used as sleeping quarters or as domestic premises within the meaning of any ordinance for the time being in force relating to the protection of tenants.

(bb)   Quietly to yield up the said premises together with all fixtures, fittings and additions therein and thereto at the expiration or sooner determination of this tenancy in good clean and tenantable repair and condition (fair wear and tear excepted) and shall upon the request of the Landlord at the Tenant’s own costs and expenses reinstate the said premises to its original state (fair wear and tear excepted) subject to sub-clause (c) of this Clause hereto.

Landlord covenants	3. The Landlord hereby agrees with the Tenant as follows :-

Crown Rent and Property Tax	(a) To pay the Crown Rent and Property Tax attributable to or payable in respect of the said premises.

That Tenant shall have quiet enjoyment

(b)     That the Tenant paying the rent hereby agreed to be paid on the days and in manner herein provided for payment of the same and observing and performing the agreements stipulations terms and conditions herein contained and on the Tenant’s part to be observed and performed shall peaceably hold and enjoy the said premises during the said term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord

4. IT IS HEREBY FURTHER EXPRESSLY AGREED AND DECLARED as follows:-

Re-entry on default

(a)     If the rent hereby agreed to be paid or any part thereof shall be unpaid for fifteen days after the same shall become payable (whether legally or formally demanded or not) or if the Tenant shall fail or neglect to observe or perform any of the agreements, stipulations terms and conditions herein contained and on the Tenant’s part to be observed and performed or if the Tenant shall become bankrupt or being a corporation shall go into liquidation (save the voluntary liquidation of a solvent company for the purposes of amalgamation or reconstruction) or if the Tenant shall otherwise become insolvent or make any composition or arrangement with creditors or shall suffer any execution to be levied on the said premises or otherwise on the Tenant’s goods, then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter on the said premises or any part thereof in the name of the whole whereupon this Agreement shall absolutely cease and determine but without prejudice to any right of action of the Landlord in respect of any outstanding breach or non-observance or non-performance of any of the said agreements, stipulations terms and conditions herein contained and on the Tenant’s part to be observed and performed and to the Landlord’s right to deduct all loss damage and expense thereby incurred from the deposit paid by the Tenant in accordance with Clause 7 hereof.

Legal costs incurred by Landlord

(b)     All costs and expenses including any legal costs and fees incurred by the Landlord in demanding payment of rent and other charges aforesaid (if the Landlord elects to demand) or the extent of any loss to the Landlord arising out of this Clause shall be paid by the Tenant and shall be recoverable from the Tenant as a debt or be deductable by the Landlord from any deposit held by the Landlord hereunder.

Interest

(c)     Notwithstanding anything herein contained in the event of default in payment of rent or other monies payable by the Tenant hereunder for a period of 10 days from the date when payment is due (whether formally demanded or not) the Tenant shall pay to the Landlord on demand daily interest on all such sums outstanding at the rate of 2.0% per calendar month calculated from the date on which the same shall be due for payment (in accordance with the provisions contained in that behalf herein) until the date of payment as liquidated damages and not as penalty provided that the demand and/or receipt by the Landlord of interest pursuant to this Clause shall be without prejudice to and shall not affect the right of the Landlord to exercise any other right or remedy hereof (including but without prejudice to the generality of the foregoing the right of re-entry) exercisable under the terms of this Agreement.

Notice of re-entry

(d)     A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without actual physical entry on the part of the Landlord.

Non-waiver	(e) Acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach non-

observance or non-performance of the said agreements stipulations terms and conditions herein contained and on the Tenant’s part to be observed and performed.

Landlord not liable for overflow of water etc. Tenant to indemnify Landlord against certain claims

(f)      The Landlord shall not be under any liability to the Tenant or to any other person whomsoever in respect of any loss or damage to person or property sustained by the Tenant or any such other person caused by or through or in any way owing to the overflow of water or the escape of fumes smoke fire or any other substance or thing from anywhere within the said building and the Tenant shall fully and effectually indemnify the Landlord from and against all claims and demands made against the Landlord by any person in respect of any loss, damage or injury caused by or through or in any way owing to the overflow of water or the escape of fumes smoke fire or any other substance or thing from the said premises owing to the neglect or default of the Tenant his servants, agents or licensees or to the defective or damaged condition of the interior of the said premises for which the Tenant is responsible hereunder and against all costs and expenses incurred by the Landlord in respect of any such claim or demand.

Tenant responsible for acts of servants customers etc.

(g)     For the purpose of these presents any act, default neglect or omission of any guest, visitor, servant, agent, licensee or invitee of the Tenant shall be deemed to be the act, default, neglect or omission of the Tenant.

For purposes of Distraint Rent in arrear not paid in advance on date

(h)     For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance, (Chapter 7) and of these presents, the rent payable in respect of the said premises shall be and be deemed to be in arrear if not paid in advance at the times and in manner herein provided for payment thereof.

Landlords can exhibit Letting Notice during last three months of term

(i)      During the three months immediately preceding the expiration of the term hereby created, the Landlord shall be at liberty to affix and maintain without interference upon any external part of the said premises a notice stating that the said premises are to be let and such other information in connection therewith as the Landlord shall reasonably require.

Service of Notice

(j)      Any notice required to be served hereunder shall, if to be served on the Tenant, be sufficiently served if addressed to the Tenant and sent by prepaid post to or delivered at the said premises or the Tenant’s registered office in Hong Kong and, if to be served on the Landlord shall be sufficiently served if addressed to the Landlord and sent by prepaid post to or delivered at the Landlord’s last known place of business or residence in Hong Kong.

Stamp Duty & Costs

(k)     The legal costs of and incidental to the preparation and completion of this Agreement and the stamp duty and registration fee on this Agreement and its counterpart shall be borne by the parties hereto in equal shares.

Definitions

(1)     Unless the context otherwise requires, words herein importing the masculine feminine or neuter gender shall include the others of them and words herein in the singular shall include the plural and vice versa and the terms “Landlord” and “Tenant” shall include their successors in title (if applicable).

Marginal Notes

(m)   The marginal notes are intended for guidance only and do not form part of this Agreement nor shall any of the provisions in this Agreement be construed or interpreted by reference thereto or be in any way affected or limited thereby.

Key Money	5. The Tenant hereby expressly declares that for the grant of the said term no key money or other premium or consideration has been paid to the Landlord or to any person.

Suspension of rent in case of fire etc.	6. If the said premises or the said building or any part thereof shall at any time during the tenancy be inaccessible or so destroyed or damaged owing to fire water storm wind typhoon defective construction white ants earthquake subsidence of the ground or any calamity beyond the control of the Landlord and not attributable to the act or default of the Tenant as to render the said premises unfit for habitation and use and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of the policy moneys refused in whole or in part in consequence of any act or default of the Tenant or if at any time during the continuance of this tenancy the said premises or said building shall be condemned as a dangerous structure or a demolition order or closing order shall become operative in respect of the said premises or the said building then the rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or order made shall after the expiration of the then current month be suspended until the said premises or said building shall again be rendered accessible or fit for habitation and use as the case may be Provided that the Landlord shall not be under any obligation to reinstate the said premises if by reason of the condition of the said premises or any local regulations or other circumstances beyond the control of the Landlord it is not practicable or reasonable so to do.

Tenant’s Deposit

7. The Tenant shall deposit and hereafter maintain such deposit with the Landlord in the sum of

HK$146,250.00 to secure the due observance and performance by the Tenant of agreements stipulations terms and conditions herein contained and on the Tenant’s part to be observed and performed. The said deposit shall be retained by the Landlord throughout the said term free of any interest to the Tenant with power for the Landlord, without prejudice to any other right or remedy hereunder to deduct therefrom the amount of any costs expenses loss or damage sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any such agreements stipulations terms or conditions.

Repayment of deposit	Subject as aforesaid, the said deposit shall be refunded to the Tenant by the Landlord within seven days after the expiration or sooner determination of this Agreement and the delivery of vacant possession to the Landlord or within seven days of the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any breach, non-observance or non-performance of any of the said agreements, stipulations terms or conditions and on the part of the Tenant to be observed and performed whichever is the later.

Early Termination by Landlord	8. Notwithstanding any provision to the contrary contained in this Agreement if at any time during the tenancy hereby created the Landlord shall enter into a contract for the sale of the said premises or the said building or any part thereof which shall include the said premises or any property which shall include the said premises or if the Landlord shall resolve to redevelop the said premises or the said building or any part thereof which shall include the said premises or any property which shall include the said premises whether wholly by demolition and rebuilding or otherwise, or partially by renovation, re-furbishment or otherwise (and a copy of a resolution of its board of directors certified to be a true and correct copy by any one of its directors or by its secretary shall be conclusive evidence of such resolution and of its intention to redevelop) then in either of such events the Landlord shall be entitled to give not less than six (6) months’ notice in writing expiring at any day of a month terminating this Agreement and immediately upon the expiration of such notice this Agreement and everything herein contained shall cease and be void but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreements or stipulations herein set out.

AS WITNESS the hands of the parties hereto the day and year first above written.

THE FIRST SCHEDULE ABOVE REFERRED TO

(NAME ADDRESSES AND DESCRIPTION OF PARTIES HERETO)

LANDLORD:	WING SHING PRODUCTS COMPANY LIMITED whose registered office is situate at 12/F Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Hong Kong

TENANT :	GLOBAL OPTICS LIMITED whose registered office is situate at 12/F Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Hong Kong

THE SECOND SCHEDULE ABOVE REFERRED TO

(TERM OF LETTING, RENT, ETC)

The said premises shall be let for the terms from 1/2/2013 to 31/3/2013 and the rent is charged as below per calendar month during the said terms exclusive of rates and management charges payable in advance without deduction on the 1st day of each and every calendar month:-

The rent of HONG KONG DOLLARS FORTY EIGHT THOUSAND AND SEVEN HUNDRED FIFTY (HK$48,750) per calendar month from 1/2/2013 to 31/3/2013

SIGNED by MR SHAM CHUN KUEN, JOHN	)
)
for and on behalf of the landlord	)
)
in the presence of:-)

SIGNED by MR SHAM CHUN KAN, RICKY	)
)
for and on behalf of the Tenant in	)
)
the presence of:-)